The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: EURO STOXX 50 ® Index (the “Index”) and iShares ® MSCI EAFE ETF (the “Fund”) Pricing Date: July 27, 2021 Observation Date: July 27, 2026 Maturity Date: July 30, 2026 Upside Leverage Factor: At least 1.75* Barrier Amount: With respect to each Underlying, 70.00% of its Initial Value Payment At Maturity: If the Final Value of each Underlying is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Lesser Performing Underlying Return î Upside Leverage Factor) If the Final Value of either Underlying is equal to or less than its Initial Value but the Final Value of each Underlying is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity. If the Final Value of either Underlying is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + $1,000 î (Lesser Performing Underlying Return) If the Final Value of either Underlying is less than its Barrier Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity. CUSIP: 48132UVX8 Preliminary Pricing Supplement: https ://sp.jpmorgan.com/document/cusip/48132UVX8/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $870.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above . Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes . * The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.75. **Reflects Upside Leverage Factor equal to the minimum Upside Leverage Factor set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity pe r $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower . Investing in the notes linked to the Underlying involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r passed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Final Value of Lesser Performing Underlying Lesser Performing Underlying Return Total Return on the Notes 165.00 65.00% 113.75% 150.00 50.00% 87.50% 140.00 40.00% 70.00% 120.00 20.00% 35.00% 110.00 10.00% 17.50% 105.00 5.00% 8.75% 100.00 0.00% 0.000% 90.00 - 10.00% 0.000% 80.00 - 20.00% 0.000% 70.00 - 30.00% 0.000% 69.99 - 30.01% - 30.010% 60.00 - 40.00% - 40.000% 40.00 - 60.00% - 60.000% 20.00 - 80.00% - 80.000% 0.00 - 100.00% - 100.000% 5yr SX5E / EFA Uncapped Accelerated Barrier Notes North America Structured Investments Hypothetical Total Returns** Terms supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 4 - II dated November 4, 2020 and the underlying supplement no. 1 - II dated November 4, 2020 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated June 29, 2021 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co . • You are exposed to the risk of decline in the value of each Underlying. • Your payment at maturity will be determined by the Lesser Performing Underlying. • The benefit provided by the Barrier Amount may terminate on the Observation Date . • No interest payments, dividend payments or voting rights. • The notes are subject to the risks associated with non - U.S. securities. • The notes do not provide direct exposure to fluctuations in foreign exchange rates with respect to the Index. • The Fund is subject to management risk. • The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s underlying index as well as the net asset value per share. • The notes are subject to currency exchange risk with respect to the Fund . • The anti - dilution for the Fund is limited . • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes . . North America Structured Investments 5yr SX5E / EFA Uncapped Accelerated Barrier Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information The Nature Conservancy J.P. Morgan Chase & Co. and/or its affiliates (collectively, “J.P. Morgan”) have previously agreed to make unconditional and irrevocable donations of $1,500,000, in the aggregate, to The Nature Conservancy ( TNC ) to support one or several forestry projects. These donations and the amount of these donations are not contingent on the sale of the notes. Since October 2020, J.P. Morgan has donated a total of $ 200,000 and has irrevocably agreed to donate an additional $200,000 and, in February 2021, J.P. Morgan irrevocably agreed to donate, in total, an additional $1,300,000 . We have derived all information about TNC to the right from publicly available information, without independent verification. J.P. Morgan’s donations are not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018. These donations are not a Commercial Co - Venture with TNC . Who is the TNC ? TNC describes itself as a global environmental nonprofit working to create a world where people and nature can thrive. Founded in the United States in 1951, TNC believes that it has grown to become an effective and wide - reaching global environmental organization. TNC states that it impacts conservation in 79 countries and territories across six continents thanks to more than a million members and the dedicated efforts of its staff and more than 400 scientists. For additional information about TNC , see Annex A of the preliminary pricing supplement in the hyperlink above .

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Additional Information Donation Information: J.P. Morgan has previously agreed to make unconditional and irrevocable donations to The Nature Conserv anc y to support one or several forestry projects. These donations are not contingent on the sale of the notes and will not impact the final terms of the notes . Our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the notes. Some of th ese projected profits, if any, may be used to offset a portion of the donations. The issuance of the notes and the related use of proceeds are not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018. See “Supplemental Donation Information” in the applicable preliminary pricing supplement for addi tio nal information. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 5yr SX5E / EFA Uncapped Accelerated Barrier Notes